April 22, 2009

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
News Media	Denise D. VanBuren, (845) 471-8323

CH Energy Group Announces Preliminary First-Quarter Earnings

(Poughkeepsie, NY) Preliminary first-quarter earnings for CH Energy Group, Inc. (NYSE:CHG) totaled $1.47 per share in 2009, an increase of 24 cents over the $1.23 per share earned during the first three months of 2008. These preliminary earnings estimates are subject to final confirmation, which will be provided in the Company’s first quarter 10-Q and which will be filed with the Securities and Exchange Commission during the first week of May.

“Overall, we are extremely pleased with our first-quarter 2009 performance,” said Chairman, President and Chief Executive Officer Steven V. Lant. “The credit for these results lies with our Griffith subsidiary, which demonstrated a record first quarter and continues to show a strong trend of improvement in earnings contributions.” Better margins and lower operating costs, as well as additional earnings from recent acquisitions, all contributed to the favorable results at Griffith.

In the case of subsidiary Central Hudson Gas & Electric Corporation, favorable weather offset higher costs, producing slightly better results than those posted in 2008. However, Lant stressed that the delivery rate increases sought in Central Hudson’s current rate request are critically necessary in order for the electric and natural gas utility to cover the cost of its customer service obligations in the future.

Earnings by business segment are as follows:

Central Hudson Gas & Electric Corporation

Central Hudson’s preliminary contribution to earnings was 78 cents, 5 cents higher than that of the first quarter of 2008. The impact of weather added 9 cents to earnings, with lower restoration costs from fewer storms adding 3 cents per share and colder temperatures adding 6 cents; scheduled delivery rate increases added 5 cents. However, these factors were largely offset by higher operating costs and higher uncollectible accounts.

“Central Hudson’s small increase in earnings was entirely due to more favorable weather, both colder temperatures and fewer storms,” said Lant. “The overstated sales projection used in the current rate agreement to set delivery rates must still be corrected. Normal costs, items such as depreciation and tree trimming, increased over 2008 levels in excess of what was collected in revenues. The current rate proposal that we have pending before the New York State Public Service Commission would address these issues,” he said.

Griffith Energy Services

Preliminary results show Griffith’s fuel distribution businesses contributed a record 64 cents per share during the first quarter, 27 cents – or 73 percent – higher than during the same three months of 2008. “Griffith’s much-improved earnings contribution was also due in part to colder weather in 2009, but important and more sustainable contributions were realized from margin growth, reduced expenses, and acquisitions made in 2008,” said Lant. Although continued customer conservation dampened earnings by 13 cents, a return to near normal weather added 13 cents, improved margins added 22 cents, operating efficiencies added 2 cents, and contributions from acquisitions made in 2008 also added 2 cents.

Other Businesses

The preliminary contribution by holding company CH Energy Group, Inc., Central Hudson Enterprises Corporation (CHEC) partnerships and other investments is 5 cents per share, down 8 cents from the same period one year ago. Unplanned outages at the Lyonsdale biomass generating plant lowered earnings by 2 cents.

“A reserve recorded during the first quarter related to a potential ethanol project lowered earnings by 5 cents,” said Lant. “We realized when we chose to expand our non-regulated businesses that not all development projects would be brought to completion. As we maintained recently, we do not feel the current environment is supportive of additional ethanol investments, and the reserve represents the full amount of our development expenditures. The project represented our only current early-stage development project.”

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Preliminary First-Quarter Earnings Results

Mr. Lant will conduct a conference call with investors to review financial results on Wednesday, April 22, 2009, at 10:00 a.m. Eastern Time. The dial-in number for the call is 1-800-762-7308, and the conference name is “CH Energy Group.” Supplemental materials will be posted to the Company’s website at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation. A digitized replay of the call will be available from 11:30 a.m. Eastern Time on April 22, 2009, until 11:59 p.m. on April 29, 2009, by dialing 1-800-475-6701 and entering access code number 997191. In addition, the call will also be Webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s website at www.CHEnergyGroup.com .

About CH Energy Group, Inc.

CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy.  Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 112,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area.  CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, a biomass plant in upstate New York, and is currently developing a landfill-gas energy facility in Auburn, NY.

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
EARNINGS PER SHARE BY SEGMENT
PRELIMINARY

The chart below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because these business units are each wholly-owned by CH Energy Group.

Consolidated CH Energy Group	Three Months Ended March 31,
	2009[1]	2008[1]

Central Hudson - Electric	$0.40	$0.39
Central Hudson - Natural Gas	$0.38	$0.34

Griffith	$0.64	$0.37

Other Businesses and Investments	$0.05	$0.13

Earnings per Share (basic)	$1.47	$1.23

Earnings per Share (diluted)	$1.46	$1.22

1 Unaudited

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET
PRELIMINARY

	March 31, 2009[1]	December 31, 2008[2]
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility plant	$1,281,513	$1,262,071
Less: Accumulated depreciation	376,168	369,925

	905,345	892,146
Construction work in progress	54,833	53,778

Net Utility Plant	960,178	945,924

OTHER PROPERTY AND PLANT - NET	31,819	32,426

CURRENT ASSETS
Cash and cash equivalents	28,308	19,825
Accounts receivable - net	145,810	131,727
Fuel, materials and supplies	26,035	36,585
Regulatory assets	31,779	60,502
Special deposits and prepayments	27,281	21,344
Accumulated deferred income tax	20,185	7,498
Other	19,265	20,571

	298,663	298,052

DEFERRED CHARGES AND OTHER ASSETS	454,815	453,781

TOTAL	$1,745,475	$1,730,183

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity [3]	$538,171	$523,534
Non-controlling interest	1,417	1,448
Cumulative Preferred Stock:
Not subject to mandatory redemption	21,027	21,027
Long-term debt	413,895	413,894

	974,510	959,903

CURRENT LIABILITIES
Current maturities of long-term debt	—	20,000
Notes payable	45,000	35,500
Accounts payable	38,015	52,824
Dividends payable	8,766	8,765
Customer Advances and Deposits	24,528	38,887
Regulatory liabilities	4,565	4,275
Fair value of derivative instruments	20,514	15,759
Accrued income taxes	27,014	441
Other	55,229	55,085

	223,631	231,536

DEFERRED CREDITS AND OTHER LIABILITIES	389,636	384,641

ACCUMULATED DEFERRED INCOME TAX	157,698	154,103

TOTAL	$1,745,475	$1,730,183

[1]	Unaudited

[2]	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2008.

[3]	Shares outstanding at March 31, 2009 = 15,785,199. Shares outstanding at December 31, 2008 = 15,783,083.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME
PRELIMINARY

	Three Months Ended March 31,
	2009[1]	2008[1]
	(Thousands of Dollars)
Operating Revenues
Electric	$156,753	$143,814
Natural gas	90,123	76,219
Competitive business subsidiaries	131,597	189,759
Total Operating Revenues	378,473	409,792

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	91,751	84,334
Purchased natural gas	64,825	53,138
Purchased petroleum	86,271	150,858
Other expenses of operation - regulated activities	46,321	42,913
Other expenses of operation - comp. bus. Subs	24,187	23,668
Depreciation and amortization	10,162	9,460
Taxes, other than income tax	10,143	9,463
Total Operating Expenses	333,660	373,834

Operating Income	44,813	35,958

Other Income and Deductions
Income from unconsolidated affiliates	230	269
Interest on regulatory assets and investment income	1,116	1,273
Other - net	(2,008)	441
Total Other Income	(662)	1,983

Interest Charges
Interest on long term debt	4,780	5,089
Interest on regulatory liabilities and other interest	1,507	1,288
Total Interest Charges	6,287	6,377

Income before income taxes and preferred dividends of subsidiary, and minority interests	37,864	31,564

Income taxes	14,533	11,937

Income before preferred dividends of subsidiary	23,331	19,627

Cumulative preferred stock dividends of subsidiary	242	242

Net Income	23,089	19,385

Net Income (loss) attributable to non-controlling interest	(32)	84

Net Income attributable to CH Energy Group, Inc.	23,121	19,301

Dividends Declared on Common Stock	8,524	8,518

Amount Retained in the Business	$14,597	$10,783

Average number of common stock shares outstanding (000s)
Basic	15,771	15,762
Diluted	15,828	15,818

Earnings per share -Basic:	$1.47	$1.23
Earnings per share -Diluted:	$1.46	$1.22

Dividends Declared Per Share	$0.54	$0.54

1 Unaudited